Exhibit 10.3

FORM OF TAX MATTERS AGREEMENT

BETWEEN

Vrio Corp.,

Vrio Holdco Inc.,

AT&T Inc.

AND

The DIRECTV Group, Inc.

dated as of [    ]

TABLE OF CONTENTS

SECTION 1.	Definition of Terms	2

SECTION 2.	Allocation of Taxes	9

	2.1 Allocation of Taxes	9

	2.2 Allocation of Distribution Taxes and Transfer Taxes	10

	2.3 Tax Sharing	12

	2.4 Tax Payments	13

	2.5 Governing Agreement	13

SECTION 3.	Preparation and Filing of Tax Returns	13

	3.1 Group Returns	13

	3.2 Separate Returns	14

	3.3 Agent	15

	3.4 Provision of Information	15

	3.5 Special Rules Relating to the Preparation of Tax Returns	15

	3.6 Refunds, Credits, Offsets, Tax Benefits	16

	3.7 Carrybacks	16

	3.8 Amended Returns	16

SECTION 4.	Tax Payments	17

	4.1 Liability for Taxes	17

	4.2 Payment of Taxes to Tax Authority	17

	4.3 Indemnification Payments	17

	4.4 Interest on Late Payments	18

	4.5 Tax Consequences of Payments	18

	4.6 Adjustments to Payments	18

	4.7 Section 336(e) Election	19

	4.8 Certain Final Determinations	19

SECTION 5.	Cooperation and Tax Contests	20

	5.1 Cooperation	20

	5.2 Notices of Tax Contests	20

	5.3 Control of Tax Contests	20

	5.4 Cooperation Regarding Tax Contests	21

SECTION 6.	Tax Records	22

	6.1 Retention of Tax Records	22

	6.2 Access to Tax Records	22

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	6.3 Confidentiality	22

SECTION 7.	Representations and Covenants	22

	7.1 Representations and Covenants of AT&T and the Company	23

	7.2 Supplemental Ruling	23

	7.3 Representations and Covenants of the Company	23

	7.4 Covenants of AT&T	25

	7.5 Exceptions	26

	7.6 Injunctive Relief	27

	7.7 Further Assurances	27

SECTION 8.	General Provisions	27

	8.1 Construction	27

	8.2 Ancillary Agreements	27

	8.3 Counterparts	27

	8.4 Notices	28

	8.5 Amendments	29

	8.6 Assignment	29

	8.7 Successors and Assigns	29

	8.8 Change in Law	29

	8.9 Authorization, Etc	29

	8.10 Termination	29

	8.11 Subsidiaries	29

	8.12 Third-Party Beneficiaries	30

	8.13 Double Recovery	30

	8.14 Titles and Headings	30

	8.15 Governing Law	30

	8.16 Waiver of Jury Trial	30

	8.17 Severability	30

	8.18 No Strict Construction; Interpretation	31

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TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (the “Agreement”) is dated as of [], by and between Vrio Corp., a Delaware corporation (the “Company” and together with its Subsidiaries, the “Company Group”), Vrio Holdco Inc., a Delaware corporation (“Internal Controlled”), AT&T Inc., a Delaware corporation (“AT&T” and together with its Subsidiaries excluding the Company Group, the “AT&T Group”), and The DIRECTV Group, Inc., a Delaware corporation (“Internal Distributing” and, together with the Company, Internal Controlled, and AT&T, the “Parties”, and each, a “Party”). Unless otherwise indicated, all “Section” references in this Agreement are to sections of the Agreement.

RECITALS

WHEREAS, AT&T and the Company, have entered into a Global Transaction Agreement, dated as of [    ] (the “Global Transaction Agreement”);

WHEREAS, AT&T has determined that it is appropriate, desirable and in the best interests of AT&T and its stockholders to separate the digital entertainment services and digital pay-TV business operating in Argentina, Barbados, Brazil, Chile, Colombia, Curacao, Ecuador, Peru, Trinidad and Tobago, Uruguay and Venezuela (the “Vrio Business”) from the other businesses conducted by AT&T’s Affiliates and Subsidiaries;

WHEREAS, in furtherance of the foregoing, and following a series of reorganization transactions, on [●], 2018 (the “Separation Date”), AT&T contributed the Vrio Business to the Company by way of a contribution of all of the outstanding capital stock of Vrio Holdco Inc. to the Company (the “Separation”), all as more fully described in the Contribution Agreement;

WHEREAS following the Separation, the Company will make an offer and sale to the public of shares of Class A Common Stock pursuant to a registration statement on Form S-1(the “IPO”);

WHEREAS, following the IPO, pursuant to the Global Transaction Agreement, AT&T currently plans (subject to the receipt of a favorable ruling from the U.S. Internal Revenue Service (the “IRS”)) to effect the External Distribution (as defined below), depending on a number of considerations, including market conditions and AT&T’s regional strategy;

WHEREAS the Parties intend each of the Transactions to qualify for its Intended Tax Treatment (as defined below);

WHEREAS, the Parties set forth in the Global Transaction Agreement the principal arrangements between them regarding the separation of the Company Group (as defined above) from the AT&T Group (as defined above); and

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities for Taxes (as defined below) arising prior to, as a result of, and subsequent to the IPO (as defined below), and to provide for and agree upon other matters relating to Taxes;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

SECTION 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Affiliate” has the meaning set forth in the Global Transaction Agreement.

“Agreement” has the meaning set forth in the preamble hereof.

“Ancillary Agreements” has the meaning set forth in the Global Transaction Agreement.

“AT&T” has the meaning set forth in the preamble hereof.

“AT&T Absorption Amount” has the meaning set forth in Section 2.3(f).

“AT&T Common Stock” means the common stock, par value $1.00 per share, of AT&T.

“AT&T Group” has the meaning ascribed to the term in the preamble hereof.

“AT&T Group Return” shall mean any Tax Return of any consolidated, combined or similar group of which AT&T (or any member of the AT&T Group) is the common parent.

“AT&T Indemnified Party” includes each member of the AT&T Group, each of their representatives and Affiliates, each of their respective directors, officers, managers and employees, and each of their heirs, executors, trustees, administrators, successors and assigns.

“AT&T Tainting Act” means any breach of a representation or covenant made by AT&T in Section 7.1 of this Agreement or the taking of any action by AT&T or any member of the AT&T Group inconsistent with the covenants set forth in Section 7.4(a), or insofar as concerns the conduct of the AT&T Group, any breach of any representation or warranty in the Ruling Request or Tax Opinion Officer’s Certificate.

“Business Day” has the meaning set forth in the Global Transaction Agreement.

“Chile Transfer Taxes” has the meaning set forth in Section 2.2(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereof.

“Company Common Stock” means the Class A Common Stock, $0.01 par value per share, of the Company Class A Common Stock and the Class B Common Stock, $0.01 par value per share, of the Company.

“Company Group” has the meaning ascribed to the term in the preamble hereof.

“Company Group Stand-Alone Tax Amount” has the meaning set forth in Section 2.1(c).

“Company Group Tax Sharing Liability” has the meaning set forth in Section 2.3(e).

“Company Indemnified Party” includes each member of the Company Group, each of their representatives and Affiliates, each of their respective directors, officers, managers and employees, and each of their heirs, executors, trustees, administrators, successors and assigns.

“Company Tainting Act” means a breach of the covenant made by the Company in Section 7.1 of this Agreement or the taking of any action by the Company or any member of the Company Group inconsistent with the covenants set forth in Section 7.3, or insofar as concerns the conduct of the Company Group, any breach of any representation or warranty in the Ruling Request or Tax Opinion Officer’s Certificate; and, for the avoidance of doubt, an action shall be and remain a Company Tainting Act even if the Company is permitted to take such an action pursuant to Section 7.5(a).

“Consolidated Group” shall mean any consolidated, combined, unitary or similar group under applicable Tax Law of which both one or more members of the AT&T Group and one or more members of the Company Group are members.

“Consolidated Return” shall mean any Tax Return with respect to a Consolidated Group.

“Consolidation Period” shall mean, with respect to a Consolidated Group, (i) any Taxable period ending on or before the date on which Deconsolidation occurs and (ii) in the case of any Taxable period beginning before and ending after the date on which Deconsolidation occurs, the portion of such period that ends on the date on which Deconsolidation occurs.

“Controlled Business” has the meaning set forth in Section 7.3(b)(i).

“Controlling Party” means, with respect to a Tax Contest, the Person that has responsibility, control and discretion in handling, defending, settling or contesting such Tax Contest.

“Deconsolidation” shall mean members of the Company Group ceasing to be treated as part of a relevant Consolidated Group with members of the AT&T Group.

“Disclosing Party” has the meaning set forth in Section 6.3.

“Distribution Taxes” means any Taxes arising from a determination that the Transactions or any related transaction failed to qualify for the Intended Tax Treatment or for the Tax treatment described in the Ruling or the Tax Opinion, and shall include any Taxes resulting from an election under Section 336(e) of the Code in the circumstances set forth in Section 4.7 hereof.

“Estimated Tax Sharing Payment” has the meaning set forth in Section 2.3(a).

“Filer” means the Party that is responsible for filing the applicable Tax Return pursuant to Sections 3.1 or 3.2.

“Final Determination” means a determination within the meaning of Section 1313 of the Code or any similar provision of state or local Tax Law.

“Global Transaction Agreement” has the meaning set forth in the recitals hereof.

“Group” means the AT&T Group or the Company Group, as the context requires.

“Indemnified Party” has the meaning set forth in Section 4.6(a).

“Indemnifying Party” has the meaning set forth in Section 4.6(a).

“Intended Tax Treatment” means (i) the qualification of the Internal Controlled Contribution under Section 368(a)(1)(D) of the Code, (ii) the qualification of the Internal Distribution under Section 355 of the Code in which the stock distributed thereby is “qualified property” for purposes of Section 355(d), 355(e) and 361(c) of the Code, (iii) provided that an External Distribution is consummated, the qualification of the Company Contribution under Section 368(a)(1)(D) of the Code, (iv) the qualification of any External Distribution under Section 355 of the Code in which the stock distributed thereby is “qualified property” for purposes of Section 355(d), 355(e) and 361(c) of the Code, to the extent intended to so qualify, (v) the qualification of any property received in connection with the Transactions for non-recognition of gain or loss under Section 361(b) of the Code (including, to the extent necessary to such qualification, the treatment of a Purging Distribution as a distribution described in Section 361(b)(1)(A) of the Code (including as a result of Section 361(b)(3) of the Code), to the extent intended to so qualify and (vi) the qualification of any distribution of property in connection with the Transactions (including pursuant to a Debt Exchange) for non-recognition of gain or loss under Section 361(c) of the Code, to the extent intended to so qualify.

“Internal Controlled” has the meaning set forth in the preamble hereof.

“Internal Distributing” has the meaning set forth in the preamble hereof.

“IPO” has the meaning set forth in the recitals hereof.

“IRS” has the meaning set forth in the recitals hereof.

“Non-Controlling Party” has the meaning set forth in Section 5.3(a).

“Party” has the meaning set forth in the preamble hereof.

“Parties” has the meaning set forth in the preamble hereof.

“Permitted Acquisition” means any acquisition of shares of Company Common Stock in the External Distribution solely by reason of holding AT&T Common Stock, but does not include such an acquisition if such AT&T Common Stock, before such acquisition, was itself acquired in a manner to which the flush language of Section 355(e)(3)(A) of the Code applies (thus causing, for the avoidance of doubt, Section 355(e)(3)(A)(i), (ii), (iii) or (iv) of the Code not to apply).

“Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any governmental entity.

“Post-Consolidation Period” shall mean, with respect to a Consolidated Group, (i) any Taxable period beginning after the date on which Deconsolidation occurs and (ii) in the case of any Taxable period beginning before and ending after the date on which Deconsolidation occurs, the portion of such period that begins on the day immediately following the date on which Deconsolidation occurs.

“Post-IPO Period” shall mean (i) any Taxable period beginning after the closing date of the IPO and (ii) in the case of any Taxable period beginning on or before and ending after the closing date of the IPO, the portion of such period that begins on the day immediately following the closing date of the IPO.

“Pre-IPO Period” shall mean (i) any Taxable period ending on or before the closing date of the IPO and (ii) in the case of any Taxable period beginning on or before and ending after the closing date of the IPO, the portion of such period that ends on the closing date of the IPO.

“Pro Forma Return” has the meaning set forth in Section 2.3(b).

“Protective 336(e) Election” has the meaning set forth in Section 4.7(a).

“Receiving Party” has the meaning set forth in Section 6.3.

“Redetermination Tax Sharing Payment” has the meaning set forth in Section 2.3(c).

“Restricted Action” has the meaning set forth in Section 7.3(b).

“Ruling” means any private letter ruling issued in response to the Ruling Request.

“Ruling Request” means the request for ruling in connection with the Transactions and certain related transactions, as amended or supplemented, including any appendices and exhibits attached thereto or included therewith.

“Separate Company Return” has the meaning set forth in Section 3.2(b).

“Separate Return” means (a) in the case of any Tax Return required under relevant Tax Law to be filed by any member of the AT&T Group (including any consolidated, combined or unitary Tax Return), any such Tax Return that does not include any member of the Company Group, and (b) in the case of any Tax Return required under relevant Tax Law to be filed by any member of the Company Group (including any consolidated, combined or unitary Tax Return), any such Tax Return that does not include any member of the AT&T Group.

“Separation” has the meaning set forth in the recitals hereof.

“Separation Date” has the meaning set forth in the recitals hereof.

“Subsidiary” when used with respect to any Person, means any corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly (i) beneficially owns more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity economic interest thereof or (C) the capital or profits thereof, in the case of a partnership, or (ii) otherwise has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

“Tax” or “Taxes” shall mean any Taxes, charges, fees, levies, imposts, duties or other assessments of a similar nature, including without limitation, income, alternative or add-on minimum, gross receipts, excise, employment, sales, use, value added, goods and services, harmonized sales, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, estimated, highway use, telecommunications, video excise, satellite sales, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, business license, universal service fund, 911 service fees, customs duties, escheat or other Tax, governmental fee or other like assessment or charge of any kind whatsoever, imposed or required to be withheld by any governmental authority, including any interest, additions or penalties with respect thereto.

“Tax Adjustment” has the meaning set forth in Section 4.8.

“Tax Attributes” shall mean any net operating losses, net capital losses, excess Tax credits and any other similar Tax attributes as determined for U.S. federal, state, local or foreign Tax purposes (including carryovers or carrybacks thereof). For the avoidance of doubt, the existence or amount of basis and computations of previously Taxed income and earnings and profits are not Tax Attributes.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

“Tax Benefit” means a reduction in the Tax liability of a Taxpayer (or of the Group of which it is a member) for any Taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a Taxable period only if and to the extent that the Tax liability of the Taxpayer (or of the Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose, potential or effect of redetermining Taxes of any member of either Group (including any administrative or judicial review of any claim for refund).

“Tax Item” means, with respect to any Tax, any item of income, gain, loss, deduction, credit, adjustment in basis, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

“Tax Opinion” shall mean the opinion to be delivered by Sullivan & Cromwell LLP in connection with certain of the Transactions and certain related transactions.

“Tax Opinion Officer’s Certificate” shall mean the officer’s certificate to be delivered to Sullivan & Cromwell LLP in connection with the delivery of the Tax Opinion.

“Tax Records” means Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to Section 6001 of the Code) or under any record retention agreement with any Tax Authority.

“Tax Return” means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Sharing Payment” has the meaning set forth in Section 2.3(c).

“Transactions” shall mean the (i) the distribution by DIRECTV MPR Holdings, LLC (“DTV MPR”) of the membership interests in DIRECTV Latin America, LLC (“DTVLA”) in partial redemption of the membership interest in DTV MPR held by DIRECTV Latin America Holdings, Inc. (“LAH”) (such distribution and redemption, the “Partnership Distribution”), (ii) the contribution of certain assets by Internal Distributing and certain of its Subsidiaries and entities to Internal Controlled (the “Internal Controlled Contribution”), (iii) the distribution by Internal Distributing (including through certain of its Subsidiaries) of its interests in Internal Controlled (the “Internal Distribution”), (iv) the contribution of Internal Controlled to the Company (the “Company Contribution”) prior to the closing of the IPO, (v) any distribution or exchange of stock in the Company intended to qualify under Section 355 of the Code in which the stock distributed thereby is intended to be “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code (an “External Distribution”), (vi) any exchange of interests in the Company for debt or securities of AT&T intended to qualify under Section 361 of the Code pursuant to the same plan of reorganization as the Company Contribution and External Distribution (a “Debt Exchange”) and (vii) any distribution intended to be treated as a distribution of property described in Section 361(b)(1)(A) of the Code (including as a result of Section 361(b)(3) of the Code) with respect to the Internal Controlled Contribution or the Company Contribution (a “Purging Distribution”).

“Transfer Taxes” shall mean all transfer, sales, use, excise, stock, stamp, documentary, filing, recording, registration, value-added or similar Taxes, in each case excluding Chile Transfer Taxes and Distribution Taxes, arising as a result of and in connection with the Transactions, IPO and/or related restructuring transactions for which both the AT&T Group and Company Group are liable under applicable law.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

“True-Up Tax Sharing Payment” has the meaning set forth in Section 2.3(b).

“Unqualified Tax Opinion” means an unqualified “will” opinion of a nationally recognized law firm reasonably acceptable to AT&T to the effect that a transaction or other action will not affect the Intended Tax Treatment of the Transactions. Any such opinion shall assume that the Transactions would qualify or have qualified for the Intended Tax Treatment if the transaction or other action in question did not occur and may assume the accuracy of, and may rely upon, customary assumptions, representations and undertakings reasonably satisfactory to AT&T, as applicable, contained in a certificate delivered by an officer of AT&T or the Company, as the case may be.

“Vrio Business” has the meaning set forth in the recitals hereof.

SECTION 2. Allocation of Taxes.

2.1 Allocation of Taxes. Except as provided in Section 2.2 (Allocation of Distribution Taxes and Transfer Taxes), Taxes (including any increase in Tax liability resulting from any adjustment by a Tax Authority or as a result of any Tax Contest) shall be allocated as follows:

(a) The Company shall be liable for and shall be allocated (i) any Taxes reported on a Separate Return attributable to any member of the Company Group, (ii) any Taxes reported on a Consolidated Return attributable to any member of the Company Group for any Post-IPO Period[, and (iii) any Taxes listed on Schedule A.1. For the avoidance of doubt, the Company shall not be liable for or allocated any Taxes shown on Schedule A.2].

(b) AT&T shall be liable for and shall be allocated (i) any Taxes reported on a Separate Return attributable to any member of the AT&T Group for any Post-IPO Period, (ii) any Taxes reported on a Consolidated Return not described in Section 2.1(a) above[, and (iii) any Taxes listed on Schedule A.2. For the avoidance of doubt, AT&T shall not be liable for or allocated any Taxes shown on Schedule A.1].

(c) The amount of Taxes attributable to the Company Group for a Post-IPO Period shall be determined as if the members of the Company Group included in the Consolidated Group filed their own consolidated, combined, unitary or similar return for the

Post-IPO Period, but without regard to any Tax Attributes allocated to the benefit of AT&T under the Agreement (such amount, the “Company Group Stand-Alone Tax Amount,” which, for the avoidance of doubt, shall not be less than zero).

(d) The amount of Taxes attributable to each portion of a Taxable period that begins on or before and ends after the closing date of the IPO will be computed on the basis of a closing of the books as of the closing date of the IPO; provided, however that (i) the amount of any item that is taken into account only once for each Taxable period (e.g. the benefit of graduated Tax rates, exemption amounts, etc.), as reasonably determined by AT&T, shall be allocated between the portion of the Taxable period that is a Pre-IPO Period and the portion of the Taxable period that is a Post-IPO Period in proportion to the number of calendar days in each portion, and (ii) deductions for compensation and other similar expenses that are all or partially attributable to Pre-IPO Period but accrue in a Post-IPO Period shall be allocated between the portion of the Taxable period that is a Pre-IPO Period and the portion of the Taxable period that is a Post-IPO Period in proportion to the number of calendar days in each portion to which such expenses relate, as reasonably determined by AT&T; provided, further, that in the event that the closing date of the IPO is not the last day of a calendar month, items in the calendar month that includes the closing date of the IPO shall be allocated between the portions of such month during the Pre-IPO Period and Post-IPO Period under any reasonable method as determined by AT&T (which may include pro-rating such items, other than extraordinary items, on the basis of the number of days of the calendar month in the Pre-IPO Period and Post-IPO Period).

(e) All Tax Attributes in respect of Transfer Taxes (including Chile Transfer Taxes) shall be for the benefit of the AT&T Group. For the avoidance of doubt, all credit and any other Tax Attributes in respect of Taxes allocated to, or indemnified by, a party under this Agreement shall be for the benefit of such party.

(f) For the avoidance of doubt, any item of income included under Section 965 of the Code shall be deemed to be attributable to a Pre-IPO Period and shall be allocated to AT&T (including, for the avoidance of doubt, any installment payments under Section 965(h) of the Code, without regard to when any such installment payments become due). AT&T shall retain the ability to make any election under Section 965(h) of the Code with respect to members of the Company Group.

2.2 Allocation of Distribution Taxes and Transfer Taxes. Notwithstanding any other provision of this Agreement:

(a) Distribution Taxes.

(i) The Company shall be liable for, shall be allocated, and shall indemnify and hold harmless each AT&T Indemnified Party from and against any liability for Distribution Taxes attributable to a Company Tainting Act committed by the Company, provided, however, that the Company shall have no obligation to indemnify any AT&T Indemnified Party hereunder if, and only to the extent that, there has occurred, prior to such Company Tainting Act, an AT&T Tainting Act and such Distribution Taxes are attributable to such AT&T Tainting Act. It is understood and agreed that, in determining the amounts payable under this Section 2.2(a)(i), there shall be included all costs, expenses and damages associated with shareholders litigation or controversies and any amount paid by AT&T in respect of the liability of its shareholders, whether paid to its shareholders or to any Tax Authority, in connection with liability that may arise to shareholders as a result of receiving or accruing an amount payable under this Section 2.2(b)(i), and all reasonable costs and expenses associated with such payments.

(ii) AT&T shall be liable for, shall be allocated, and shall indemnify and hold harmless each Company Indemnified Party from and against any liability of the Company for Distribution Taxes to the extent that the Company is not liable for such Taxes pursuant to Section 2.2(a)(i).

(b) Transfer Taxes. The parties shall cooperate with each other and use their commercially reasonable efforts to reduce and/or eliminate any Transfer Taxes and Chile Transfer Taxes. If any Transfer Tax remains payable after application of the first sentence of this Section 2.2(b) and notwithstanding any other provision in this Section 2, Transfer Taxes shall be allocated 100% to AT&T, and AT&T shall indemnify and hold harmless each Company Indemnified Party from and against liability for such Transfer Taxes. To the extent of any Transfer Taxes in respect of which any amount is withheld or deducted from a payment to the AT&T Group (or is withheld or deducted from a payment the proceeds of which were directly or indirectly distributed to the AT&T Group net of the withholding or deduction), AT&T shall be deemed to have satisfied its obligations under this Agreement with respect to the amount of Transfer Taxes so deducted or withheld (and, for the avoidance of doubt, shall not be required to separately indemnify, hold harmless or otherwise reimburse the Company for any such amount). Any Chile Transfer Taxes that are due and payable after the date of the Agreement (for the avoidance of doubt including, subject to the first sentence of this Section 2.2(b), any Chile Transfer Taxes that become payable after an audit or adjustment) shall be directly paid to the relevant Tax Authority by the Company (or one of its Subsidiaries) provided that, [except as otherwise provided on Schedule A.3], (i) any such Chile Transfer Taxes shall be allocated 100% to AT&T and (ii) AT&T shall indemnify and hold harmless each Company Indemnified Party from and against liability for any Chile Transfer Taxes so allocated to AT&T. “Chile Transfer Taxes” shall mean any Taxes in connection with the IPO, the Transactions and/or related restructuring transactions, payable under the laws of Chile as a result of the direct or indirect transfer of shares issued by a Chilean company by an entity not resident in Chile (under the laws of Chile).

2.3 Tax Sharing. With respect to any Consolidated Group and Consolidation Period thereof:

(a) Not later than five Business Days prior to each due date for payment of estimated Taxes, AT&T shall reasonably determine under Section 6655 of the Code (or similar provisions of state, local, foreign or other Tax Law) the estimated amount of the related installment of any Company Group Tax Sharing Liability (as defined below) for the Consolidation Period. The Company shall then pay AT&T, not later than the due date for such estimated installment payment, the amount thus determined (such payment, an “Estimated Tax Sharing Payment”). The Company shall provide any information about the Company Group that AT&T reasonably requires in connection with the determination of the amount of an Estimated Tax Sharing Payment. AT&T and the Company shall cooperate in good faith to resolve any disputes regarding the determination of any Estimated Tax Sharing Payment.

(b) Not later than 30 days after filing of the Consolidated Return for the Consolidation Period, AT&T shall deliver to the Company a pro forma Consolidated Return reasonably reflecting the Company Group Tax Sharing Liability associated with such AT&T Group Return (the “Pro Forma Return”). AT&T and the Company shall cooperate in good faith to resolve any disputes regarding the Pro Forma Return. Not later than 30 days after the Pro Forma Tax Return is delivered, the Company shall pay to AT&T, or AT&T shall pay to the Company, as appropriate, an amount equal to the difference, if any, between the Company Group Tax Sharing Liability and the aggregate amount of Estimated Tax Sharing Payments made by the Company with respect to the relevant AT&T Group Return (such payment, a “True-Up Tax Sharing Payment”).

(c) In the event of any redetermination of any item of income, gain, loss, deduction or credit as a result of any Final Determination or any settlement or compromise with a Tax Authority (including the filing of an amended Tax Return or claim for refund in accordance with the Agreement), AT&T shall pay the Company or the Company shall pay AT&T, as the case may be, the difference between the Company Group Tax Sharing Liability calculated with and without the redetermination (including any interest, additions or penalties with respect to such redetermination) (such payment, a “Redetermination Tax Sharing Payment”; and Redetermination Tax Sharing Payments together with Estimated Tax Sharing Payments and True-Up Tax Sharing Payments, “Tax Sharing Payments”). Not later than 30 days after the redetermination, AT&T shall deliver to the Company a schedule of the amount of any Redetermination Tax Sharing Payment. AT&T and the Company shall cooperate in good faith to resolve any disputes regarding the amount of any Redetermination Tax Sharing Payment. The Company or AT&T, as the case may be, shall pay any Redetermination Tax Sharing Payment not later than 30 days after receiving the schedule thereof delivered by AT&T.

(d) In the event that, as a result of an AT&T Absorption Amount (as defined below), the Company Group Tax Sharing Liability is negative, such negative amount shall represent an amount payable from AT&T to the Company as a True-Up Tax Sharing Payment or Redetermination Tax Sharing Payment, as the case may be. For the avoidance of doubt, AT&T shall not be required to make Estimated Tax Sharing Payments to the Company.

(e) The “Company Group Tax Sharing Liability” shall be equal to (i) the amount of Tax liability of the Consolidated Group for the Consolidation Period, to the extent attributable to the Company Group Stand-Alone Tax Amount (other than Distribution Taxes or Transfer Taxes allocated to AT&T under the Agreement) minus (ii) the AT&T Absorption Amount for the Consolidated Group for the Consolidation Period.

(f) The “AT&T Absorption Amount” shall be equal to the excess (if any) of (i) the Tax liability for the Consolidated Group determined as if, for any portion of the Consolidated Period during a Post-IPO Period, the members of the AT&T Group included in the Consolidated Group filed their own consolidated, combined unitary or similar return for the relevant Consolidation Period that includes only the relevant members of the AT&T Group over (ii) the amount of the Tax liability of the Consolidated Group for the Consolidation Period in excess of the Company Group Stand-Alone Tax Amount (i.e., the amount of Tax liability of the Consolidated Group for the Consolidation Period otherwise attributable to the AT&T Group under the Agreement); provided, that such excess shall represent an AT&T Absorption Amount only to the extent attributable to Tax Attributes of the Company Group, excluding Tax Attributes for the benefit of AT&T under the Agreement, as determined in AT&T’s sole discretion using any reasonable method.

2.4 Tax Payments. Each Party shall be liable for and shall pay the Taxes allocated to it by this Section 2 either to the applicable Tax Authority or to the other Party as a Tax Sharing Payment in accordance with Section 4 and the other applicable provisions of this Agreement.

2.5 Governing Agreement. In the event a Tax described herein is or would be also described in another agreement relating to Taxes among AT&T and some or all of its Subsidiaries, and such other agreement would provide for a different economic sharing of such Tax (or a corresponding Tax benefit relating to such Tax), this Agreement, and not such other agreement, shall govern.

SECTION 3. Preparation and Filing of Tax Returns.

3.1 Group Returns.

(a) AT&T shall be responsible for the preparation and filing of Tax Returns for AT&T (and any member of the AT&T Group) and of any AT&T Group Returns (or any similar Tax Returns); provided, however, that the Company shall have the right to review and comment (and AT&T shall make only the relevant portions of such returns available to the Company at least 20 days prior to the due date for filing) with respect to items on such returns if and to the extent such items directly relate to Taxes for which the Company would be liable under the Agreement, such comments not to be unreasonably rejected; provided, however, that nothing in this Agreement shall give the Company the right to review any other portion of such AT&T Group Returns, even if such other portions affect the calculation of the AT&T Absorption Amount.

(b) To the extent that any AT&T Group Return directly relates to matters for which the Company would be liable under the Agreement, the relevant portion of the AT&T Group Return shall be prepared on a basis consistent with past practice (except as required by applicable law or as determined by AT&T). AT&T shall notify the Company of any such portions not prepared on a basis consistent with past practice.

(c) AT&T will make all necessary Tax payments to the relevant Tax Authorities with respect to AT&T Group Returns.

3.2 Separate Returns.

(a) Tax Returns to be Prepared and Filed by AT&T. AT&T shall be responsible for preparing and filing (or causing to be prepared and filed) all Separate Returns for which the Company is not responsible under Section 3.2(b).

(b) Tax Returns to be Prepared and Filed by the Company. The Company shall have the sole and exclusive responsibility for the preparation and filing of Tax Returns of the Company Group, except to the extent that the Company Group (or any one or more members thereof) is included in any AT&T Group Returns (such Company Group returns, the “Separate Company Returns”); provided, however, that in the case of such returns in respect of a Pre-IPO Period or with respect to items on such returns if and to the extent such items directly relate to Taxes for which AT&T would be liable under the Agreement, AT&T shall have the right to review and comment on such returns (and the Company shall make relevant portions of such returns available to AT&T at least 20 days prior to the due date for filing), such comments not to be unreasonably rejected.

(c) To the extent that any Separate Company Return directly relates to matters for which AT&T would be liable under the Agreement, the relevant portion of the Separate Company Return shall be prepared on a basis consistent with past practice (except as required by applicable law). The Company shall notify AT&T of any such portions not prepared on a basis consistent with past practice.

(d) The Company will make all necessary Tax payments to relevant Tax Authorities with respect to Separate Company Returns.

3.3 Agent . Subject to the other applicable provisions of this Agreement (including, without limitation, Section 5), AT&T and the Company (and their respective Affiliates) shall designate such other Party as its agent and attorney-in-fact to take such action (including execution of documents) as such other Party may deem reasonably appropriate in matters relating to the preparation or filing of any Tax Return described in Sections 3.1 and 3.2.

3.4 Provision of Information.

(a) Each Party shall provide any information about such Party and its Subsidiaries, to the other Party, that such other Party reasonably requires in connection with the preparation and filing of any Tax Return that such other Party is responsible for preparing and filing under the Agreement. To the extent the other Party reasonably requests, a duly authorized officer of the supplying Party shall certify, to the best of such officer’s knowledge, the accuracy of the information supplied, to the extent necessary to permit the other Party (or an officer thereof) to sign a statement or other document under penalties of perjury in reliance upon the supplied information.

(b) Except as otherwise provided in the Global Transaction Agreement or any other Ancillary Agreement or as otherwise agreed to by the Parties in writing, the cooperation provided for in this Section 3.4 shall be at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable. The cooperation and assistance provided for in this Section 3.4 shall not be required to the extent such cooperation and assistance would result in an undue burden on any Party or would unreasonably interfere with any of its employees normal functions and duties. In furtherance of, and without limiting, the foregoing, each Party shall make reasonably available those employees with particular knowledge of any function or service of which another Party was not allocated the employees, agents or consultants involved in such function or service in connection with the Transactions.

3.5 Special Rules Relating to the Preparation of Tax Returns.

(a) In General. All Tax Returns that include any members of the AT&T Group or the Company Group, or any of their respective Affiliates, shall be prepared in a manner that is consistent with the Ruling Request, the Ruling, and the Tax Opinion (including, for the avoidance doubt, the Tax Opinion Officer’s Certificate), except as otherwise required by a Final Determination. Except as otherwise set forth in this Agreement, all Tax Returns for which AT&T has the right to prepare, review, approve or file under Sections 3.1 and 3.2 shall be prepared (x) in accordance with elections, Tax accounting methods and other practices used with respect to such Tax Returns filed prior to the IPO (unless such past practices are not permissible under applicable law), or (y) to the extent any items are not covered by past practices (or in the event such past practices are not permissible under applicable Tax Law), in any reasonable manner, in accordance with the preparation, review, approval and filing responsibilities of Sections 3.1 and 3.2; provided, however, that in each case of (x) and (y) to the extent that a change in such elections, methods or practices could not reasonably be expected to result in any adverse impact on AT&T and would not be inconsistent with applicable law, such Tax Returns shall be prepared in accordance with reasonable practices selected by the Company.

(b) Election to File Consolidated, Combined or Unitary Tax Returns. AT&T shall have the sole discretion in electing to file any Tax Return on a consolidated, combined, unitary or similar basis, if such Tax Return would include at least one member of the AT&T Group and at least one member of the Company Group and the filing of such Tax Return is elective under relevant Tax Law.

3.6 Refunds, Credits, Offsets, Tax Benefits. Except as otherwise provided, any refunds, credits or offsets with respect to Taxes allocated to, and actually paid by a Party under the Agreement shall be for the account of that Party. If a Party receives such a refund, credit or offset that is for the account of the other Party, the receiving Party shall forward or reimburse the other Party for such refund, credit or offset within 15 Business Days of receipt.

3.7 Carrybacks. To the extent permitted under applicable Tax Laws, the Company shall (and shall cause members of the Company Group to) waive, to the extent permitted under applicable Tax Law, carrybacks of Tax Attributes from any Post-Consolidation Period to any Consolidation Period unless such carryback does not have a material effect on AT&T (as determined by AT&T in its sole discretion). Any refund, credit or offset for Taxes resulting from any such carryback by a member of the Company Group that cannot be waived shall be payable to the Company net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses incurred in connection therewith.

3.8 Amended Returns. Except to the extent required by applicable law, each Party shall not (and shall cause its Affiliates not to) file, amend, withdraw, revoke or otherwise alter any Tax Return, or voluntarily initiate discussions with a Tax Authority with respect to a Tax Return, if doing so would reasonably be expected to (a) obligate the other Party to make an indemnity payment under the Agreement, (b) cause the other Party or any of its Affiliates to incur any Taxes for which it is not indemnified under the Agreement or (c) affect a refund or other Tax Attribute to which the other Party or any of its Affiliates is entitled, in each case without the prior written consent of the other Party; provided, however, that such consent need not be obtained if the Party filing the amended Tax Return by written notice to the other Party agrees to indemnify the other Party for the incremental Taxes allocated to, or the incremental Tax indemnity obligation resulting under this Agreement to, such other Party as a result of the filing of such amended Tax Return.

SECTION 4. Tax Payments.

4.1 Liability for Taxes. Each Party shall be liable for, shall pay to the applicable Tax Authority or to the other Party as a Tax Sharing Payment, as applicable, and shall indemnify and hold harmless the other Party (and its Affiliates) for any Taxes allocated to the Party under the Agreement.

4.2 Payment of Taxes to Tax Authority. AT&T shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is the Filer pursuant to Section 3.1 or Section 3.2, and the Company shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is the Filer pursuant to Section 3.2.

4.3 Indemnification Payments.

(a) Tax Payments Made by the AT&T Group. If any member of the Company Group is required to make a payment for Taxes allocated to AT&T under this Agreement, AT&T will pay the amount of Taxes allocated to AT&T to the Company not later than the later of (i) five Business Days after receiving notification requesting such amount and (ii) one Business Day prior to the date such payment is required to be made to a Tax Authority.

(b) Tax Payments Made by the Company Group. If any member of the AT&T Group is required to make a payment for Taxes allocated to the Company under this Agreement (other than Taxes with respect to which the Company is required to make a Tax Sharing Payment, as described below), the Company will pay the amount of Taxes allocated to the Company to AT&T not later than the later of (i) five Business Days after receiving notification requesting such amount and (ii) one Business Day prior to the date such payment is required to be made to a Tax Authority.

(c) Each Party shall be liable, and shall indemnify and hold harmless the other Party, for all reasonable out-of-pocket legal, accounting and other advisory and court fees incurred by the other Party (and its Affiliates) in connection with any Distribution Taxes allocated to the Party under the Agreement. Such payment shall be required not later than the later of (i) 30 Business Days after receiving notification requesting such amount and (ii) the day on which such costs are incurred.

4.4 Interest on Late Payments. Interest on any payments due under the Agreement that are not made within the time period specified by the Agreement shall accrue interest at an annual interest rate equal to the “prime rate” as announced from time to time by Bank of America, N.A. (or any successor thereto), accruing from the date payment was due through the date of actual payment; provided, however, that to the extent a payment related to any Tax liability under this Agreement is made and such payment does not take into account interest payable to a Tax Authority with respect to such Tax liability, the interest required to be paid pursuant to this Section 4.4. shall accrue at the same rate interest with respect to such Tax liability is payable to the relevant Tax Authority .

4.5 Tax Consequences of Payments. For all Tax purposes and to the extent permitted by applicable Tax Law, the parties hereto shall treat any payment made pursuant to this Agreement as a capital contribution or a distribution, as the case may be; provided, that such payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)).

4.6 Adjustments to Payments. The amount of any payment made pursuant to this Agreement shall be adjusted as follows:

(a) If the receipt or accrual of any indemnity amounts for which any Party hereto (the “Indemnifying Party”) is required to pay another Party (the “Indemnified Party”) under this Agreement causes, directly or indirectly, an increase in the Taxable income of the Indemnified Party under one or more applicable Tax Laws, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the Indemnified Party shall have realized the same net amount it would have realized had the payment not resulted in Taxable income. For the avoidance of doubt, any liability for Taxes due to an increase in Taxable income described in the immediately preceding sentence shall be governed by this Section 4.6(a) and not by Section 2.1.

(b) To the extent that Taxes for which the Indemnifying Party is required to pay to the Indemnified Party pursuant to this Agreement give rise to a deduction, credit or other Tax Benefit (including as a result of any election set forth in Section 4.7) to the Indemnified Party or any of its Affiliates, the amount of any payment made to the Indemnified Party by the Indemnifying Party shall be decreased by taking into account any resulting reduction in Taxes actually realized by the Indemnified Party or any of its Affiliates resulting from such Tax Benefit (including as a result of any election set forth in Section 4.7). If such a reduction in Taxes of the Indemnified Party occurs following the payment made to the Indemnified Party with respect to the relevant indemnified Taxes, the Indemnified Party shall promptly repay the Indemnifying Party the amount of such reduction when actually realized. If the Tax Benefit arising from the foregoing reduction of Taxes described in this Section 4.6(b) is subsequently decreased or eliminated, then the Indemnifying Party shall promptly pay the Indemnified Party the amount of the decrease in such Tax Benefit. This Section 4.6(b) shall not apply to the extent that Section 3.6 would also apply to cause recovery of the same amounts to the Indemnifying Party.

4.7 Section 336(e) Election.

(a) Upon request by AT&T, the Company shall join with AT&T in making a timely “protective” election under Section 336(e) of the Code with respect to the External Distribution, and Internal Controlled shall join with Internal Distributing in making a timely “protective” election under Section 336(e) of the Code with respect to the Internal Distribution (each, a “Protective 336(e) Election”). It is intended that each such Protective 336(e) Election will have no effect unless the External Distribution or Internal Distribution, as the case may be, is a “qualified stock disposition” as defined in Treasury Regulations Section 1.336-1(b)(6). The parties agree to cooperate in making each such Protective 336(e) Election, including filing any statements, amending any Tax Returns or taking such other actions as reasonably necessary to carry out such Protective 336(e) Elections. Unless required by a Final Determination, no Party shall take (or permit any of its Subsidiaries to take) any position inconsistent with each such Protective 336(e) Election, to the extent each such Protective 336(e) Election is effective (and not inconsistent with the Intended Tax Treatment, except to the extent that the Transactions do not qualify for the Intended Tax Treatment as determined in a Final Determination).

(b) In the event that one or more of the Transactions fail to qualify (in whole or in part) for the Intended Tax Treatment and the resulting Taxes are borne by the AT&T Group (rather than the Company Group because of its indemnification obligations under the Agreement), AT&T shall be entitled to quarterly payments from the Company equal to 100% of the actual Tax savings if, as and when realized arising from the step up in Tax basis resulting from the relevant Protective 336(e) Election, determined on a “with and without basis” (treating any deductions or amortization attributable to the step up in Tax basis result from the relevant Protective 336(e) Election as the last items claimed for the Taxable year, including after the utilization of any available net operating loss carryforwards), less a reasonable charge for administrative expenses and other reasonable out-of-pocket expenses necessary to secure the Tax savings.

4.8 Certain Final Determinations. Except to the extent related to a Protective 336(e) Election (which shall be governed by Section 4.7 above), if an adjustment (a “Tax Adjustment”) pursuant to a Final Determination in a Tax Contest initiated by a Tax Authority results in a Tax greater than the Tax shown on the relevant Tax Return for any Pre-IPO Period, the Indemnified Party shall pay to the Indemnifying Party an amount equal to any Tax Benefit as and when actually realized by such Indemnified Party as a result of such Tax Adjustment. The Parties agree that if an Indemnified Party is required to make a payment to an Indemnifying Party pursuant to this Section 4.8, the Parties shall negotiate in good faith to set off the amount of such payment against any indemnity payments owed by the Indemnifying Party to the Indemnified Party, taking into account time value and similar concepts as appropriate.

SECTION 5. Cooperation and Tax Contests.

5.1 Cooperation. In addition to the obligations enumerated in Sections 3.4 and 5.4, each of AT&T and the Company will cooperate (and cause their respective Subsidiaries and Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters, including provision of relevant documents and information in their possession and making available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Subsidiaries or Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

5.2 Notices of Tax Contests. Each Party shall provide prompt notice to the other Party of any pending or threatened Tax Contest relating to (i) Taxes for which the other Party has or may have an indemnification obligation under the agreement or (ii) Tax Items that may affect the amount or treatment of Tax Items of the other Party. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except, and only to the extent that, the indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified Party shall deliver to the indemnifying Party such additional information with respect to such Tax Contest in its possession that the indemnifying Party may reasonably request.

5.3 Control of Tax Contests.

(a) Controlling Party.

(i) Subject to the limitations set forth in Section 5.3(b), each Indemnifying Party (or the appropriate member of its Group) shall, at its own cost and expense, be the Controlling Party with respect to any Tax Contest involving a Tax for which such Party is the Indemnifying Party (it being understood, for the avoidance of doubt, that unless the Company shall agree to provide the indemnity set forth in Section 5.3(a)(ii) below, that AT&T shall be the Controlling Party with respect to any Tax Contest involving Distribution Taxes), in which case any Indemnified Party that could have liability under this Agreement for a Tax to which such Tax Contest relates shall be treated as the “Non-Controlling Party.”

(ii) Notwithstanding the foregoing, if a Party acknowledges to the other Party in writing its full liability under the Agreement to indemnify any Tax that may arise from a Tax Contest and provides to such other Party evidence reasonably satisfactory to such other Party of the acknowledging Party’s financial readiness and capacity to make such indemnity payment, then the Party making such acknowledgement shall be the Controlling Party of the Tax Contest with respect to such Tax.

(b) Non-Controlling Party Participation Rights. If a Party is the Non-Controlling Party with respect to a Tax Contest, that Party shall have participation rights with respect to the Tax Contest to the extent that (i) in the case that AT&T is the Non-Controlling Party, the Tax Contest involves Distribution Taxes, (ii) the Party is the Party responsible for the preparation and filing of the Tax Return to which such Tax Contest relates, (iii) the Party may be reasonably expected to have an obligation to make an indemnity payment or Tax Sharing Payment with respect to Taxes arising from the Tax Contest, or (iv) the Tax Contest may reasonably be expected to give rise to a liability to the AT&T Group (in the case of AT&T) or to the Company Group (in the case of the Company) that is not indemnified under the Agreement. Such participation rights shall include the right of the Non-Controlling Party: (i) to participate, at its own cost and expense, in the Tax Contest and to provide comments and suggestions to the Controlling Party, not to be unreasonably rejected, (ii) to be kept reasonably updated and informed regarding the Tax Contest, and to consult with the Non-Controlling Party and (iii) to consent to any settlement or compromise of such Tax Contest (such consent not to be unreasonably withheld, conditioned or delayed). To the extent the Company is a Controlling Party with respect to an issue related to an AT&T Group Return, the Parties shall cooperate in attempting to separate the Tax Contest with respect to such issue from all other issues (if any) under examination relating to such AT&T Group Return, and, to the extent not separated, the Company shall not participate in or review materials related to any other such issue.

5.4 Cooperation Regarding Tax Contests. The Parties shall provide each other with all information relating to a Tax Contest which is needed by the other Party or Parties to handle, participate in, defend, settle or contest the Tax Contest. At the request of any Party, the other Parties shall take any action (e.g., executing a power of attorney) that is reasonably necessary in order for the requesting Party to exercise its rights under this Agreement in respect of a Tax Contest. Each Party shall assist each other Party in taking any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The Indemnifying Party or Parties shall reimburse the Indemnified Party or Parties for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 5.4.

SECTION 6. Tax Records.

6.1 Retention of Tax Records. Each of AT&T and the Company shall preserve, and shall cause their respective Subsidiaries to preserve, all Tax Records that are in their possession, and that could affect the liability of any member of any other Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until at least 60 days after the expiration of any applicable statute of limitations (taking into account any extensions and tolling periods).

6.2 Access to Tax Records. The Company shall make available, and cause its Subsidiaries to make available, to members of the AT&T Group for inspection and copying (x) all Tax Records in their possession that relate to a Consolidation Period or Pre-IPO Period, and (y) the portion of any other Tax Record in their possession that is reasonably necessary for the preparation of a Tax Return by a member of the AT&T Group or any of their Affiliates or with respect to any Tax Contest with respect to such return. AT&T shall make available, and cause its Subsidiaries to make available, to members of the Company Group for inspection and copying the portion of any Tax Record in their possession that relates to a Consolidation Period or Pre-IPO Period and which is reasonably necessary for the preparation of a Tax Return by a member of the Company Group or any of their Affiliates or with respect to any Tax Contest with respect to such return.

6.3 Confidentiality. Each Party hereby agrees that it will hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all records and information prepared and shared by and among the Parties in carrying out the intent of this Agreement, except as may otherwise be necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes or unless disclosure is compelled by a governmental authority. Information and documents of one Party (the “Disclosing Party”) shall not be deemed to be confidential for purposes of this Section 6.3 to the extent that such information or document (i) is previously known to or in the possession of the other Party or Parties (the “Receiving Party”) and is not otherwise subject to a requirement to be kept confidential, (ii) becomes publicly available by means other than unauthorized disclosure under this Agreement by the Receiving Party or (iii) is received from a third Party without, to the knowledge of the Receiving Party after reasonable diligence, a duty of confidentiality owed to the Disclosing Party.

SECTION 7. Representations and Covenants.

7.1 Representations and Covenants of AT&T and the Company.

(a) Each Party represents that all representations and other information contained in the Ruling Request and the Tax Opinion Officer’s Certificate are true, correct and complete. Each Party covenants that it will not take any action (and will cause its Subsidiaries not to take any action), that would cause any such representation or any such information not to be true, correct and complete.

(b) Each Party represents that it has no plan or intention to take any action inconsistent with the qualification of the Transactions or related transactions for the Intended Tax Treatment. Each Party covenants that, to the fullest extent permissible under applicable Tax Laws, unless otherwise required by a Final Determination, such Party will not (and will cause such Party’s Subsidiaries not to) take any position inconsistent with the Intended Tax Treatment, and will (and will cause such Party’s Subsidiaries to) treat the Transactions and related Transactions consistently with the Intended Tax Treatment.

7.2 Supplemental Rulings. AT&T shall have the right to obtain a supplemental ruling or Unqualified Tax Opinion at any time unless, in its sole and absolute discretion, the Tax position in question could have an adverse effect on the AT&T Group or Company Group. If AT&T determines to obtain such a supplemental ruling or Unqualified Tax Opinion, the Company shall (and shall cause its Subsidiaries to) cooperate with AT&T and take any and all actions reasonably requested by AT&T in connection with obtaining such supplemental ruling or Unqualified Tax Opinion (including by making any representation or reasonable covenant or providing any materials requested by the IRS or the law firm issuing the Unqualified Tax Opinion). However, the Company (and its Subsidiaries) shall not be required to make any representation that is untrue or inconsistent with the facts. AT&T shall have sole and exclusive control over the process of obtaining such supplemental ruling or Unqualified Tax Opinion. AT&T shall reimburse the Company for all reasonable costs and expenses incurred by the Company Group in cooperating with AT&T’s efforts to obtain a supplemental ruling or Unqualified Tax Opinion within 10 days after receiving an invoice from the Company therefor.

7.3 Representations and Covenants of the Company.

(a) The Company represents that it has no plan or intention to take any action that would prevent AT&T from effecting the Internal Distribution and the External Distribution in a manner qualifying under Section 355 of the Code and, taken together with the Internal Controlled Contribution and the Company Contribution, respectively, Section 368(a)(1)(D) of the Code, and covenants that it will not (and will cause its Subsidiaries not to) take any action that would prevent the AT&T Group from effecting the External Distribution for a period of [18 months] following the Company Contribution or that would preclude the qualification of the Transactions or related transactions for the Intended Tax Treatment.

(b) Without limiting the generality of the provisions of Section 7.1, the Company, on behalf of itself and its Subsidiaries, agrees and covenants that it and each of its Subsidiaries will not, directly or indirectly, take any of the following actions (“Restricted Actions”) until the later of (x) the day that follows by two years and one day the closing of the IPO or (y) if an External Distribution or Debt Exchange is effected within two years of the closing of the IPO, the day that follows by two years and one day the completion of any External Distribution and/or Debt Exchange so effected:

(i) cause or allow the Company and its “separate affiliated group” or Internal Controlled and its “separate affiliated group” to cease to be engaged in the “Controlled Business” (as described in the Ruling Request) with the result that the Company or Internal Controlled is not engaged in the active conduct of a trade or business within the meaning of Section 355(b)(2) of the Code;

(ii) redeem or otherwise repurchase (directly or through an Affiliate of the Company) any of the Company’s outstanding stock, other than through stock purchases meeting the requirements of section 4.05(1)(b) of Revenue Procedure 96-30;

(iii) prior to any External Distribution, issue any stock of the Company (including any rights, warrants or options to acquire such stock), other than an amount in the aggregate constituting, on a fully diluted basis, less than 2% (by voting power and value) under the VRIO Corp. 2018 Incentive Plan and VRIO Corp. 2018 Non-Employee Director Plan;

(iv) amend the certificate of organization (or other organizational documents) of the Company that would affect the relative voting rights of separate classes of stock or would convert one class of the Company’s stock into another class of the Company’s stock;

(v) liquidate or partially liquidate the Company;

(vi) merge the Company with any other corporation (other than in a transaction that does not affect the relative shareholding of all the Company’s shareholders), sell or otherwise dispose of (other than in the ordinary course of business) the assets of the Company and its Subsidiaries, or take any other action or actions if such merger, sale, other disposition, or other action or actions in the aggregate (together with the Transactions, the IPO and any other transactions that could be considered part of a plan or series of related transactions) would have the effect that one or more persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, assets representing 49% or more of the asset value of the Company Group;

(vii) take any action or actions that in the aggregate would have the effect that one or more persons acquire (or have the right to acquire) directly or indirectly stock of the Company representing more than a 5% interest (by voting power or value) in the Company, other than pursuant to the Transactions and the IPO, and excluding public trading other than public trading in which any of the following is acting as buyer or seller (or as part of a coordinating group acting as buyer or seller): (i) the Company or any of its subsidiaries; (ii) a 5% shareholder of the Company, or (iii) a person who the Company knows or reasonably should know is intending to become a 5% shareholder of the Company;

(viii) take any other action or actions or that, when aggregated together with the Transactions, the IPO and any other transactions that could be considered part of a plan or series of transactions that includes the Transactions, would have the effect that one or more persons acquire (or have the right to acquire) directly or indirectly stock of the Company representing a 50% or greater interest (by voting power or value) in the Company, other than a Permitted Acquisition;

(ix) take any other action that would result in Internal Controlled ceasing to be a wholly-owned subsidiary of the Company; or

(x) adopt a plan or enter into any agreement to do any of the foregoing.

(c) The Company further covenants that it will not take or fail to take, or permit any of the Company’s Subsidiaries to take or fail to take, any action (i) where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Ruling Request or Tax Opinion Officer’s Certificate or (ii) which adversely affects or could reasonably be expected to adversely affect the Intended Tax Treatment (and any such action or omission shall be deemed a Restricted Action within the meaning of the Agreement).

7.4 Covenants of AT&T.

(a) Without limiting the generality of the provisions of Section 7.1, AT&T, on behalf of itself and each member of the AT&T Group, agrees and covenants that AT&T and each member of the AT&T Group will not, directly or indirectly, take or fail to take, any action (i) where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Ruling Request or Tax Opinion Officer’s Certificate or (ii) which adversely affects or could reasonably be expected to adversely affect the

Intended Tax Treatment; provided, that such covenant shall not be construed as obligating AT&T to consummate an External Distribution or Debt Exchange or as restricting AT&T from pursuing a disposition of AT&T’s interest in the Company other than in the form of an External Distribution and/or Debt Exchange.

(b) Nothing in this Agreement shall be construed to give the Company or any Affiliates of the Company any right to remedies other than indemnification for any increase in the actual Tax liability (and/or decrease in Tax Benefit) of it or any of its Affiliates that results from AT&T Group’s failure to comply with the covenants and representations in this Section 7.

7.5 Exceptions with Respect to the Company.

(a) Notwithstanding the foregoing, the Company (and its Subsidiaries) may proceed with any of the foregoing Restricted Actions if (i) AT&T has obtained a supplemental private letter ruling from the IRS to the effect that such action will not affect the Intended Tax Treatment, (ii) the Company shall have provided to AT&T an Unqualified Tax Opinion in form and substance satisfactory to AT&T (and on which AT&T may rely) or (iii) AT&T shall have waived in writing the requirement to obtain such a ruling or opinion.

(b) In determining whether a ruling or opinion is satisfactory, AT&T may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the ruling or option and the views on the substantive merits.

(c) AT&T will use commercially reasonable efforts to cooperate with the Company to seek to obtain such a supplemental ruling or Unqualified Tax Opinion, unless (in AT&T’s sole and absolute discretion) the Tax position in question would have an adverse effect on the AT&T Group.

(d) In no event will AT&T be required to file any ruling request with the IRS unless the Company represents that it has read such ruling request and all information and representations, if any, relating to any member of the Company Group contained in the ruling request documents are (subject to any qualifications therein) true, correct and complete.

(e) The Company shall reimburse AT&T for all reasonable costs and expenses incurred by the AT&T Group in obtaining a supplemental ruling or Unqualified Tax Opinion requested by the Company within 5 Business Days after receiving an invoice from AT&T therefor.

(f) Notwithstanding anything to the contrary, if the Company (or any of its Subsidiaries) takes a Restricted Action, the presence of a supplemental ruling, an Unqualified Tax Opinion or a waiver from AT&T shall not prevent such action from being treated as a

Company Tainting Act for purposes of the Agreement or relieve the Company (or its Subsidiaries) of any resulting liability or indemnification obligation in respect of Distribution Taxes.

(g) The Company and each of its Subsidiaries agree that AT&T and each AT&T Affiliate are to have no liability for any Tax resulting from any Company Tainting Acts permitted pursuant to this Section 7.5(a) and, subject to Section 2.2, agree to indemnify and hold harmless each AT&T Indemnified Party against any such Tax.

7.6 Injunctive Relief. For the avoidance of doubt, AT&T shall have the right to seek injunctive relief to prevent the Company or any of its Subsidiaries from taking any action that is not consistent with the covenants of the Company or any of its Subsidiaries under Section 7.1 or 7.3.

7.7 Further Assurances. For the avoidance of doubt, (i) neither AT&T nor a member of the AT&T Group shall take any action on the date of the IPO that would result in an increase of the actual Tax liability (and/or decrease of any Tax Benefit) of the Company or any of its Subsidiaries, other than in the ordinary course of business, except for actions undertaken in connection with the IPO, which actions are described in the Ruling Request or the Ruling, and (ii) neither the Company nor any of its Subsidiaries shall take any action on the date of the IPO that would result in an increase of the actual Tax liability (and/or decrease of any Tax Benefit) of AT&T or a member of the AT&T Group, other than in the ordinary course of business, except for actions undertaken in connection with the IPO, which actions are described in the Ruling Request or the Ruling.

SECTION 8. General Provisions.

8.1 Construction. This Agreement shall constitute the entire agreement (except insofar and to the extent that it specifically and expressly references the Global Transaction Agreement and any other Ancillary Agreement) between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

8.2 Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Global Transaction Agreement or any other Ancillary Agreement.

8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

8.4 Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) by electronic mail or (c) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to AT&T, to:

AT&T Inc.

208 S. Akard Street

Dallas, Texas 75202

Attention: [●]

Email: [●]

with a copy to (which shall not constitute notice):

AT&T Inc.

208 S. Akard Street

Dallas, Texas 75202

Attention: Senior Executive Vice President & General Counsel

Email: dw4543@att.com

Sullivan & Cromwell LLP

1888 Century Park East

Suite 2100

Los Angeles, California 90067

Attention: Patrick S. Brown

Email: BROWNP@sullcrom.com

If to the Company to:

Vrio Corp.

One Rockefeller Plaza

19th Floor

New York, New York 10020

Attention: Michael Hartman

Email: mh125w@att.com

Any party may, by notice to the other party, change the address to which such notices are to be given.

8.5 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by a duly authorized representative of each of the Parties.

8.6 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that, subject to compliance with Section 7, if applicable, either Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a Party hereto.

8.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.8 Change in Law. Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or law.

8.9 Authorization, Etc. Each of the Parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or the Party’s charter or bylaws or any agreement, instrument or order binding such Party.

8.10 Termination. This Agreement may be terminated prior to the IPO by and in the sole discretion of AT&T without the approval of the Company or the stockholders of AT&T. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. The Agreement may not be terminated following the IPO except by an agreement in writing signed by the parties.

8.11 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the External Distribution Date.

8.12 Third-Party Beneficiaries. Except with respect to AT&T Indemnified Parties and the Company Indemnified Parties, and in each case, only where and as indicated herein, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon any third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement. Notwithstanding anything in this Agreement to the contrary, this Agreement is not intended to confer upon any of the Company Indemnified Parties any rights or remedies against the Company hereunder, and this Agreement is not intended to confer upon any AT&T Indemnified Parties any rights or remedies against AT&T hereunder.

8.13 Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

8.14 Titles and Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.15 Governing Law. This Agreement shall be governed by and construed in accordance with the Law of the State of Texas.

8.16 Waiver of Jury Trial.

EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.16.

8.17 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

8.18 No Strict Construction; Interpretation. The parties acknowledge that this Agreement and all the terms and conditions contained herein have been fully reviewed and negotiated by the parties. Having acknowledged the foregoing, the parties agree that any principle of construction or rule of law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

AT&T

By:

Name: [    ]

Title: [    ]

VRIO CORP.

By:

Name: [    ]

Title: [    ]

VRIO HOLDCO INC.

By:

Name: [    ]

Title: [    ]

THE DIRECTV GROUP, INC.

By:

Name: [    ]

Title: [    ]